Exhibit 99.1
Media Contacts:	Doug Kline/Michael Clark
Sempra Energy
(877) 866-2066
www.sempra.com
Financial Contacts:	Dennis Arriola/Bonnie Stecker
Sempra Energy
(877) 736-7727

SEMPRA ENERGY REPORTS
INCREASED SECOND-QUARTER EARNINGS

    Second-Quarter Earnings per Share Increase 8 Percent
    Company Reaffirms Earnings-per-Share Target of $2.65 for 2002

     SAN DIEGO, July 23, 2002 -- Sempra Energy (NYSE: SRE) today reported unaudited second-quarter 2002 earnings of $147 million, or $0.71 per diluted share, compared with $137 million, or $0.66 per diluted share, for the same period of 2001.

     "I'm pleased that we continue to deliver solid financial results quarter after quarter, despite difficult conditions in the energy sector," said Stephen L. Baum, chairman, president and chief executive officer of Sempra Energy. "We have demonstrated consistency in meeting our financial targets as we continue to execute our strategic plan."

Sempra Energy Utilities

     Sempra Energy Utilities contributed $102 million to net income in the second quarter of 2002, compared with net income of $84 million in the second quarter last year.

     Net income for Southern California Gas Company for the second quarter 2002 was $51 million, compared with $47 million in the same period in 2001. The increase was due primarily to lower interest expense.

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     San Diego Gas & Electric reported net income for the second quarter 2002 of $51 million, up from $37 million for the same period in 2001. The increase was primarily due to a $25 million after-tax benefit from the favorable resolution of tax issues from prior years, partially offset by increased depreciation expense. Second-quarter 2001 results included a $7 million after-tax benefit from incentive awards. The timing of these annual awards varies.

Sempra Energy Trading

     Sempra Energy Trading reported net income of $21 million for the second quarter 2002, compared with $69 million in the year-earlier period. The reduced earnings were primarily due to lower prices and reduced volatility in the U.S. natural gas and power markets in the second quarter 2002.

     "Sempra Energy Trading remains a key part of our balanced portfolio of businesses," said Baum. "In a challenging time for the entire sector, we are pleased that our trading company has delivered $63 million in earnings year-to-date. Sempra Energy Trading continues to pursue a low-risk business model, maintaining a short-dated trading book, more than 80 percent of which converts to cash within two years. With a diverse product line and geographic profile, as well as a low Value-at-Risk, Sempra Energy Trading is different from many others in the trading industry."

     During the quarter, Sempra Energy Trading completed the acquisition of Henry Bath & Sons Ltd., a leading metals warehousing business headquartered in Liverpool, England. Henry Bath Ltd. and its sister companies that make up Sempra Metals Group Ltd. are expected to contribute positively to Sempra Energy's earnings per share in 2002.

Sempra Energy Resources

     Sempra Energy Resources, the wholesale power-generation subsidiary of Sempra Energy, reported net income of $34 million in the second quarter 2002, compared with a loss of $9 million in the second quarter 2001. The improvement was primarily due to the sale of power to the California Department of Water Resources (CDWR) under a 10-year contract. In the second quarter 2001, the company incurred development costs and also sold power to the CDWR at a discount to market prices, resulting in a loss.

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     "Sempra Energy Resources' contract with the CDWR is part of the solution to California's energy crisis, helping to secure a reliable power supply for the future while sharply reducing prices in the volatile 'spot' market," said Baum. "Although the contract is subject to ongoing litigation and regulatory proceedings, both Sempra Energy Resources and the State of California are performing under the contract. In addition, Sempra Energy Resources is building more than 2,100 megawatts of new generation in the region by 2003."

     In June 2002, Sempra Energy Resources signed an agreement to acquire a 305-megawatt, coal-fired power plant from Texas-New Mexico Power Company for $120 million. Simultaneously, Sempra Energy Resources signed a five-year contract to sell substantially all of the output of the plant, with deliveries to begin after the close of the transaction, which is expected in the third quarter of 2002.

Sempra Energy International

     In the second quarter 2002, Sempra Energy International reported net income of $9 million, compared with $14 million during the same quarter 2001. The decrease was primarily due to reduced earnings from operations in Argentina, Peru and Mexico.

     The North Baja Pipeline, which will extend 215 miles from Arizona across Baja California, Mexico, is on schedule to begin service in the third quarter 2002 and to contribute positively to earnings by the fourth quarter 2002.

Sempra Energy Solutions

     Sempra Energy Solutions, which offers energy outsourcing and commodity services to commercial and industrial customers, recorded net income of $5 million in the second quarter 2002, compared with $2 million in the same period in 2001. Net income more than doubled due to increased commodity sales.

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Earnings Targets

     Sempra Energy reaffirms its earnings-per-share targets of $2.65 for 2002 and $2.90 for 2003.

      "Despite the current uncertainty in the energy industry, companies like Sempra Energy with solid track records of meeting earnings targets, strong and transparent balance sheets and investment-grade credit ratings, ultimately will be properly valued by the market," said Baum.

Internet Broadcast

     Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EDT with Baum; Neal E. Schmale, executive vice president and chief financial officer, Sempra Energy; Donald E. Felsinger, group president, Sempra Energy Global Enterprises; Edwin A. Guiles, group president, Sempra Energy Utilities; Frank H. Ault, senior vice president and controller, Sempra Energy; and Dennis V. Arriola, vice president of investor relations, Sempra Energy. Access is available by logging onto the Web site at www.sempra.com. For those unable to log onto the live Webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (719) 457-0820 and entering passcode number 145622.

     Sempra Energy based in San Diego, is a Fortune 500 energy services holding company with 2001 revenues of $8 billion. The Sempra Energy companies' nearly 12,000 employees serve more than 9 million customers in the United States, Europe, Canada, Mexico, South America and Asia.

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This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Legislation Reform Act of 1995. When the company uses words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "would," "should" or similar expressions, or when the company discusses its strategy or plans, the company is making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: national, international, regional and local economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources and the Federal Energy Regulatory Commission; capital market conditions, inflation rates and interest rates; energy and trading markets, including the timing and extent of changes in commodity prices; weather conditions; business, regulatory and legal decisions; the pace of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the company's control. These risks and uncertainties are further discussed in the company's reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, www.sec.gov.

SEMPRA ENERGY
Table A

CONSOLIDATED INCOME STATEMENT (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
In Millions of Dollars, Except Per Share Amounts	2002	2001	2002	2001
Operating Revenues
California utility revenues
Natural gas	$ 762	$ 1,112	$ 1,630	$ 2,993
Electric	343	319	621	1,110
Other operating revenues	269	464	728	911
Total	1,374	1,895	2,979	5,014
Operating Expenses
Cost of natural gas distributed	305	669	729	2,060
Electric fuel and net purchased power	79	90	140	662
Other operating expenses	563	675	1,240	1,259
Depreciation and amortization	152	139	300	281
Franchise payments and other taxes	43	50	87	108
Total	1,142	1,623	2,496	4,370
Operating Income	232	272	483	644
Other income	16	27	51	62
Preferred dividends / distributions by subsidiaries	(8)	(8)	(15)	(15)
Earnings before Interest and Taxes (EBIT)	240	291	519	691
Interest expense	76	90	150	180
Earnings before Income Taxes	164	201	369	511
Income taxes	17	64	76	196
Net Income	$ 147	$ 137	$ 293	$ 315

Weighted Average Shares Outstanding (Basic)*	205,354	203,400	205,105	202,846
Weighted Average Shares Outstanding (Diluted)*	207,084	205,963	206,729	204,455
Net Income Per Share of Common Stock (Basic)	$ 0.72	$ 0.67	$ 1.43	$ 1.55
Net Income Per Share of Common Stock (Diluted)	$ 0.71	$ 0.66	$ 1.42	$ 1.54
Dividends Declared Per Common Share	$ 0.25	$ 0.25	$ 0.50	$ 0.50

*In thousands of shares

SEMPRA ENERGY
Table B

KEY CONSOLIDATED BALANCE SHEET STATISTICS (Unaudited)

	Balance at
	June 30	December 31
In Millions of Dollars, Except Per Share Amounts	2002	2001

Short-Term Debt	$ 423	$ 875
Current Portion of Long-Term Debt	284	242
Long-Term Debt	3,902	3,436
Total Debt	4,609	4,553
Preferred Stock of Subsidiaries	204	204
Mandatorily Redeemable Trust Preferred Securities	200	200
Common Equity	2,693	2,692
Total Capitalization	$ 7,706	$ 7,649

Debt to Total Capitalization	60%	60%
Book Value per Share	$ 13.11	$ 13.16
Cash and Cash Equivalents	$ 522	$ 605
Available Credit Under Committed Lines - Net	$ 2,104	$ 1,560

CAPITAL EXPENDITURES AND INVESTMENTS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
In Millions of Dollars	2002	2001	2002	2001
California Utilities
Southern California Gas	$ 73	$ 68	$ 143	$ 114
San Diego Gas & Electric	105	70	182	138
Total California Utilities	178	138	325	252

Global Enterprises
Resources	185	56	313	98
Trading	51	15	102	24
International	21	63	45	79
Other	8	5	10	10
Total Global Enterprises	265	139	470	211

Parent & Other	7	7	16	11

Consolidated Total	$ 450	$ 284	$ 811	$ 474

SEMPRA ENERGY
Table C

BUSINESS UNIT EARNINGS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
In Millions of Dollars	2002	2001	2002	2001
Earnings before Interest & Taxes
California Utilities
Southern California Gas	$ 102	$ 109	$ 221	$ 226
San Diego Gas & Electric	69	97	189	225
Total California Utilities	171	206	410	451

Global Enterprises
Trading	43	117	111	260
Resources	59	(11)	54	(6)
International	10	16	16	23
Solutions	9	5	12	(3)
Other	(5)	(1)	(3)	39	(1)
Total Global Enterprises	116	126	190	313

Financial	(22)	(12)	(34)	(24)

Parent & Other	(25)	(29)	(47)	(49)

Consolidated EBIT	$ 240	$ 291	$ 519	$ 691

Net Income
California Utilities
Southern California Gas	$ 51	$ 47	$ 111	$ 99
San Diego Gas & Electric	51	37	104	89
Total California Utilities	102	84	215	188

Global Enterprises
Trading	21	69	63	155
Resources	34	(9)	31	(5)
International	9	14	17	19
Solutions	5	2	6	(4)
Other	(8)	(12)	(9)	1	(1)
Total Global Enterprises	61	64	108	166

Financial	7	6	14	14

Parent & Other (2)	(23)	(17)	(44)	(53)

Consolidated Net Income	$ 147	$ 137	$ 293	$ 315

(1) Includes $33 gain on the sale of Energy America ($20 after-tax).
(2) Parent interest expense is not allocated to the business units.

SEMPRA ENERGY
Table D

OTHER OPERATING STATISTICS (Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
CALIFORNIA UTILITIES	2002	2001	2002	2001
Revenues ($ Millions)
SDG&E (excludes intercompany sales)	$ 431	$ 511	$ 858	$ 1,640
SoCalGas (excludes intercompany sales)	$ 674	$ 920	$ 1,393	$ 2,463

Gas Sales (BCF)	86	80	228	232
Transportation and Exchange (BCF)	133	179	271	371
Total Deliveries (BCF)	219	259	499	603
Total Gas Customers (Thousands)			5,915	5,830

Electric Sales (Millions of Kwhs)	3,341	3,583	6,865	7,943
Direct Access (Millions of Kwhs)	890	445	1,693	1,032
Total Deliveries (Millions of Kwhs)	4,231	4,028	8,558	8,975
Total Electric Customers (Thousands)			1,268	1,247

RESOURCES
Power Sold (in MWh)	935,000	155,000	1,432,000	402,000

SOLUTIONS
Revenues ($ Millions)	$ 43	$ 49	$ 81	$ 79

INTERNATIONAL
(Represents 100% of these subsidiaries, although substantially all are less than 100% owned by Sempra Energy).
Revenues ($ Millions)	$ 164	$ 293	$ 317	$ 518
Natural Gas Sales (BCF)
Argentina	65	66	103	111
Mexico	12	12	21	19
Chile	-	-	1	1
Natural Gas Customers (Thousands)
Argentina			1,336	1,324
Mexico			79	58
Chile			35	32
Electric Sales (Millions of Kwhs)
Chile	428	395	896	813
Peru	985	920	1,961	1,853
Electric Customers (Thousands)
Chile			480	399
Peru			712	697

SEMPRA ENERGY
Table D (Continued)

TRADING

	Three Months Ended			Six Months Ended
	June 30			June 30
Trading Margin	2002	2001		2002	2001
Geographical:
North America	$ 63	$ 199		$ 153	$ 416
Europe/Asia	37	39		84	71
Total	$ 100	$ 238		$ 237	$ 487

Product Line:
Gas	$ 50	$ 88		$ 117	$ 147
Power	27	85		50	233
Oil/Crude & Products	1	62		40	105
Metals & Other	22	3		30	2
Total	$ 100	$ 238		$ 237	$ 487

Physical Statistics
Natural Gas (BCF/Day)	9.0	10.7		9.3	11.5
Electric (Billions of Kwhs)	29.2	15.3		52.0	33.3
Oil & Liquid Products (Millions Bbls/Day)	1.8	3.1		2.1	2.8

	Fair
	Market Value
	June 30	Scheduled Maturity (in months)
Liquidity of Unrealized Revenue (in millions)	2002	0 - 12	13 - 24	25 - 36	> 36
Source of Fair Value:
Exchange prices	$ (75)	$ (49)	$ (2)	$ (23)	$ (1)
Prices actively quoted	458	241	164	55	(2)
Prices provided by other external sources	(6)	(15)	(8)	-	17
Prices based on models and other valuation methods	30	2	6	3	19
Total	$ 407	$ 179	$ 160	$ 35	$ 33

	100.0%	44.0%	39.3%	8.6%	8.1%

	June 30	March 31	December 31
Credit Quality of Unrealized Trading Assets (net of margin)	2002	2002	2001
Commodity Exchanges	11%	12%	8%
Investment Grade	69%	64%	72%
Below Investment Grade	20%	24%	20%

	Three Months Ended			Six Months Ended
	June 30			June 30
Risk Adjusted Performance Indicators	2002	2001		2002	2001
VaR at 95% (in millions) (1)	$ 5.4	$ 6.5		$ 5.9	$ 6.9
VaR at 99% (in millions) (2)	$ 7.6	$ 9.2		$ 8.4	$ 9.8
Risk Adjusted Return on Capital (RAROC) (3)	24%	60%		29%	57%

(1) Average Daily Value-at-Risk for the period using a 95% confidence level
(2) Average Daily Value-at-Risk for the period using a 99% confidence level
(3) Average Daily Trading Margin/Average Daily VaR at 95% confidence level